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                                                                    EXHIBIT 12-1

CKE RESTAURANTS, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                Fiscal year ended January 31,
----------------------------------------------------------------------------------------------------------
              (Dollars in thousands)                  2000        1999        1998       1997       1996
----------------------------------------------------------------------------------------------------------
Earnings before fixed charges:
  Income (loss) before income taxes and
    extraordinary item                              $(47,460)   $124,097    $ 76,640    $36,710    $17,953
  Fixed charges                                       92,389      68,843      35,325     19,840     18,521
                                                    ------------------------------------------------------
                                                    $ 44,929    $192,940    $111,965    $56,550    $36,474
                                                    ------------------------------------------------------
Fixed charges:
  Interest expense                                  $ 63,283    $ 43,453    $ 16,914    $ 9,877    $10,004
  Interest component of rent expense(1)               29,106      25,390      18,411      9,963      8,517
                                                    ------------------------------------------------------
                                                    $ 92,389    $ 68,843    $ 35,325    $19,840    $18,521
                                                    ------------------------------------------------------
Ratio of earnings to fixed charges                       0.5x        2.8x        3.2x       2.9x       2.0x
                                                    ------------------------------------------------------

(1) Calculated as one-third of total rent expense.